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                            [LETTERHEAD OF STARWOOD]

                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE                      CONTACT: K.C. Kavanagh
                                                    Starwood Hotels & Resorts
                                                    (914) 640-8339

                 STARWOOD HOTELS & RESORTS SELECTS ERNST & YOUNG
                           AS ITS INDEPENDENT AUDITOR

WHITE PLAINS, NY - April 5, 2002 - Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) announced today that its Board of Directors has appointed Ernst & Young as the Company's independent auditors, replacing Arthur Andersen. The selection was made after careful consideration of several firms by Starwood's Board of Directors and Audit Committee.

"Arthur Andersen has served as Starwood's independent auditor since the acquisition of ITT Corporation in early 1998, providing excellent service and acting with professionalism and integrity. The decision to change auditors followed a long and thoughtful review of various alternatives," said Ron Brown, Starwood's EVP and CFO. "We would like to thank Arthur Andersen for their efforts on behalf of Starwood, and particularly those individuals with whom we have worked."

The appointment of Ernst & Young will be submitted to shareholders for ratification at the Company's annual meeting on May 17, 2002. The Company will file a Form 8-K with the Securities and Exchange Commission with respect to the change in outside auditors.

Starwood Hotels & Resorts Worldwide, Inc. (NYSE:HOT) is one of the leading hotel and leisure companies in the world with more than 740 properties in more than 80 countries and 110,000 employees at its owned and managed properties. With internationally renowned brands, Starwood is a fully integrated owner, operator and franchiser of hotels and resorts including: St. Regis, The Luxury Collection, Sheraton, Westin, Four Points by Sheraton, W brands, as well as Starwood Vacation Ownership, Inc., one of the premier developers and

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operators of high quality vacation interval ownership resorts. For more information, please visit www.starwood.com.

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